Exhibit 99.1
For Release 4:30 PM Eastern Time, Thursday, March 1, 2007
CUMULUS MEDIA INC.
Cumulus Reports Fourth Quarter 2006 Results
ATLANTA, GA, March 1, 2007 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and twelve months ended December 31, 2006.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change
As Reported:
Net revenues	$87,759	$82,866	5.9%	$334,321	$327,756	2.0%
Station operating expenses (1)	53,481	54,267	(1.4)%	214,089	212,392	0.8%
Station operating income (2)	34,278	28,599	19.9%	120,232	115,364	4.2%
Station operating income margin (3)	39.1%	34.5%		36.0%	35.2%
Adjusted EBITDA (4)	29,792	23,740	25.5%	103,668	99,296	4.4%

Income per common share:
Basic (loss) per common share	$(1.21)	$(3.45)		$(0.88)	$(3.19)
Diluted (loss) per common share	$(1.21)	$(3.45)		$(0.88)	$(3.19)

Free cash flow (5)	$16,376	$16,040	2.1%	$58,926	$71,268	(17.3)%

Pro Forma
Net revenues	$87,759	$80,248	9.4%	$334,321	$321,140	4.1%
Station operating income (2)	34,278	28,433	20.6%	120,232	115,186	4.4%
Station operating income margin (3)	39.1%	35.4%		36.0%	35.9%
Adjusted EBITDA (4)	29,792	23,574	26.4%	103,668	99,118	4.6%

(1)	Twelve months ended December 31, 2005 excludes $13,571 of non-cash contract termination costs.

(2)	Station operating income consists of operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(3)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(4)	Adjusted EBITDA is defined as operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, non-cash stock compensation, restructuring credits and impairment charges. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(5)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
Three Months Ended December 31, 2006 Compared to the Three Months Ended December 31, 2005
Net revenues for the fourth quarter increased from $82.9 million in 2005 to $87.8 million in 2006, a 5.9% increase. This increase was primarily the result of organic growth driven by increases in local and national advertising revenues over our existing station platform, partially offset by the contribution of the Company’s Houston and Kansas City stations to our affiliate, Cumulus Media Partners, LLC (“CMP”), on May 4, 2006.
Station operating expenses decreased from $54.3 million to $53.5 million, a decrease of 1.4% from the fourth quarter of 2005. This decrease was attributable to the contribution of our Houston and Kansas City stations to CMP.
Station operating income (defined as operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges) increased from $28.6 million to $34.3 million, an increase of 19.9% from the fourth quarter of 2005, for the reasons discussed above.
On a pro forma basis, which excludes the October-December 2005 results of the stations contributed to CMP, net revenues for the three months ended December 31, 2006 increased $7.6 million to $87.8 million, an increase of 9.4% from the same period in 2005, due to a strong local and national advertising environment across the station platform. Pro forma station operating income increased $5.9 million or 20.6% from the same period in 2005.
Corporate expenses (excluding non-cash stock compensation) for the three months ended December 31, 2006 have decreased $0.4 million over the comparative period in 2005 primarily due to reduced professional fees partially offset by increased personnel costs associated with the management of CMP.
In accordance with SFAS No. 123R effective January 1, 2006, non-cash stock compensation expense increased to $13.7 million for the three months ended December 31, 2006, as compared with $0.7 million non-cash stock compensation expense in the prior year three month period. Included in the $13.7 million is a charge of $10.4 million associated with the December 2006 amendment to the CEO’s employment agreement.
In connection with the Company’s annual impairment evaluation of intangible assets, which was completed in the fourth quarter, the Company recorded an impairment charge of $63.4 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
Interest expense, net of interest income, increased by $7.1 million to $13.1 million for the three months ended December 31, 2006 as compared with $6.0 million in the prior year’s period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current quarter.
For the three months ended December 31, 2006, the Company recorded an income tax benefit of $14.8 million, as compared to a $34.5 million benefit during the fourth quarter of 2005. The income tax benefit in both periods is primarily due to the reversal of deferred tax liabilities associated with intangible assets whose carrying value was reduced as a result of the Company’s impairment evaluation discussed above.
Excluding the after tax per share effects of the CEO’s non-cash stock compensation charge and the non-cash impairment charge, basic and diluted income per common share was $0.14 (assuming a 22.4% tax rate) for the three months ended December 31, 2006. As-reported, basic and diluted loss per common share was $(1.21) for the three months ended December 31, 2006 as compared with as-reported, basic and diluted loss per common share of $(3.45) during the prior year.
Twelve Months Ended December 31, 2006 Compared to the Twelve Months Ended December 31, 2005
Net revenues for the twelve months ended December 31, 2006 increased $6.5 million to $334.3 million, a 2.0% increase from the same period in 2005, primarily as a result of organic growth over the Company’s existing station platform, partially offset by the contribution of the Company’s Houston and Kansas City stations to our affiliate, CMP on May 3, 2006.
Station operating expenses increased $1.7 million to $214.1 million, an increase of 0.8% over the same period in 2005. This increase is attributable to general expense increases across the Company’s station platform, partially offset by the contribution of our Houston and Kansas City stations to CMP.
Station operating income (defined as operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges) increased $4.8 million to $120.2 million, an increase of 4.2% from the same period in 2005, for the reasons discussed above.
On a pro forma basis, which excludes the results of the stations contributed to CMP, for the period May through December, 2005, net revenues for the twelve months ended December 31, 2006 increased $13.2 million to $334.3 million, an increase of 4.1% from the same period in 2005, due to organic growth across the station platform. Pro forma station operating income increased 4.4% from the same period in 2005.
Corporate expenses (excluding non-cash stock compensation) for the twelve months ended December 31, 2006 have increased $0.5 million over the comparative period in 2005 due primarily to increased personnel costs associated with the management of CMP partially offset by a decline in professional fees.
In accordance with SFAS No. 123R effective January 1, 2006, non-cash stock compensation expense increased to $24.4 million for the twelve months ended December 31, 2006, as compared with $3.1 million non-cash stock compensation expense in the prior year period. Included in the $24.4 million is a charge of $10.4 million associated with the December 2006 amendment to the CEO’s employment agreement.
In connection with the Company’s annual impairment evaluation of intangible assets, which was completed in the fourth quarter, the Company recorded an impairment charge of $63.4 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
Interest expense, net of interest income increased by $20.3 million to $42.8 million for the twelve months ended December 31, 2006 as compared to $22.5 million in the prior period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current year, principally the result of the Company’s stock repurchase program.
For the twelve months ended December 31, 2006, the Company recorded a tax benefit of $5.8 million as compared with a $14.0 million benefit during the prior year. The income tax benefit in both periods is primarily due to the impairment charge on intangible assets.
Excluding the after tax per share effects of the CEO’s non-cash stock compensation and the non-cash impairment charges recorded in the fourth quarter, basic and diluted income per common share was $0.41 and $0.40 respectively (assuming an 11.5% tax rate), for the twelve months ended December 31, 2006. As-reported, basic and diluted loss per common share was $(0.88) for the twelve months ended December 31, 2006 as compared with as-reported basic and diluted loss per common share of $(3.19) during the prior year.
Cumulus Media Partners
For the three and twelve months ended December 31, 2006, the Company recorded approximately $1.7 million and $5.2 million, respectively, as equity in losses of affiliate.
For the three and twelve months ended December 31, 2006, the Company recorded as net revenues approximately $1.0 million and $2.6 million in management fees from CMP.
Leverage and Financial Position
Capital expenditures for the three and twelve months ended December 31, 2006 totaled $1.0 million and $9.2 million, respectively. Capital expenditures during the quarter were comprised of $.9 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $.1 million of maintenance capital expenditures.
Net leverage was 7.22 times at December 31, 2006.

Outlook
The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
The following table summarizes selected projected financial data for the first quarter of 2007 (dollars in thousands):

Estimated
Q1 2007
Depreciation and amortization	$4,100
LMA fees	100
Non-cash stock compensation	2,400
Interest expense	12,600
Interest income	150
Equity loss (CMP)	(800)
Effective Tax Rate	70%
Non-GAAP Financial Measures
Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring credits and impairment charges. Adjusted EBITDA is defined as operating income before non-cash contract termination costs, gain on assets transferred to affiliate, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring credits and impairment charges. Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes non-cash contract termination costs (benefit) as the charge (benefit) will never represent a cash obligation to the Company’s station operations. Management excludes gain on sale of assets due to the nature of a non-repetitive transaction not being an actual measure of on-going station performance. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Finally, management excludes non-cash stock compensation and restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is the primary measure that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes non-cash contract termination costs as the charge will never represent a cash obligation to the Company. Management excludes gain on sale of assets due to the nature of a non-repetitive transaction not being an actual measure of on-going station performance. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, management excludes non-cash stock compensation, restructuring credits and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in its markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, its success in executing and integrating acquisitions, its ability to generate sufficient cash flow to meet its debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media, directly and through its investment in Cumulus Media Partners, owns or operates 345 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.
Cumulus Media Inc. will host a teleconference later today at 5:00 PM Eastern Standard Time to discuss fourth quarter and year end results. To access this teleconference live, please visit the Company’s web site at www.cumulus.com or dial (877) 502-9276 for both domestic and international callers. Immediately after completion of the call, a replay can be accessed until 11:59 PM Eastern Standard Time March 16, 2007. Domestic and international callers can access the replay by dialing (888) 203-1112, pass code 8464032.
For further information, please contact:
Marty Gausvik                    (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net revenues	$87,759	$82,866	$334,321	$327,756

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees (including non-cash termination costs of $0 in 2006 and $0 for the three and $13,571 for the twelve months in 2005)	53,481	54,267	214,089	225,963
Depreciation and amortization	3,859	4,946	17,421	21,223
Gain on assets transferred to affiliate	—	—	(2,548)	—
LMA fees	165	262	963	981
Corporate general and administrative (including non- cash stock compensation expense of $13,682, $679, $24,447 and $3,121, respectively)	18,168	5,538	41,011	19,189
Impairment charge	63,424	264,099	63,424	264,099
Restructuring credits	—	—	—	(215)

Total operating expenses	139,097	329,112	334,360	531,240

Operating loss	(51,338)	(246,246)	(39)	(203,484)

Nonoperating income (expense):
Interest expense	(13,586)	(6,114)	(43,792)	(23,588)
Interest income	483	145	1,025	1,101
Losses on early extinguishment of debt	—	—	(2,284)	(1,192)
Other expense, net	(142)	(668)	(98)	(239)

Total nonoperating expense, net	(13,245)	(6,637)	(45,149)	(23,918)

Loss before income taxes	(64,583)	(252,883)	(45,188)	(227,402)

Income tax benefit	14,846	34,535	5,800	14,035
Equity in losses of affiliate	(1,672)	—	(5,200)	—

Net loss	$(51,409)	$(218,348)	$(44,588)	$(213,367)

Basic and Diluted Income Per Common Share:
Basic loss per common share	$(1.21)	$(3.45)	$(0.88)	$(3.19)

Diluted loss per common share	$(1.21)	$(3.45)	$(0.88)	$(3.19)

Weighted average basic common shares outstanding	42,426	63,272	50,824	66,911

Weighted average diluted common shares outstanding	42,426	63,272	50,824	66,911

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating loss	$(51,338)	$(246,246)	$(39)	$(203,484)
Gain on assets transferred to affiliate	—	—	(2,548)	—
LMA fees	165	262	963	981
Depreciation and amortization	3,859	4,946	17,421	21,223
Impairment charge	63,424	264,099	63,424	264,099
Non-cash expenses, including Stock compensation, restructuring, Impairment charges and contract termination costs	13,682	679	24,447	16,477

Adjusted EBITDA	29,792	23,740	103,668	99,296
Other corporate general and administrative	4,486	4,859	16,564	16,068

Station operating income	$34,278	$28,599	$120,232	$115,364

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating loss	$(51,338)	$(246,246)	$(39)	$(203,484)
Add:
Impairment charge	63,424	264,099	63,424	264,099
Non-cash expenses, including stock compensation, restructuring and contract termination costs	13,682	679	24,447	16,477
Depreciation and amortization	3,859	4,946	17,421	21,223
Less:
Gain on assets transferred to affiliate	—	—	(2,548)	—
Interest expense, net of interest income	(13,103)	(5,969)	(42,767)	(22,487)
Maintenance capital expenditures	(148)	(1,469)	(1,012)	(4,560)

Free cash flow	$16,376	$16,040	$58,926	$71,268

No significant cash was paid for income taxes during the three and twelve months ended December 31, 2006 or 2005.

CAPITALIZATION
(dollars in thousands)

December
31, 2006
Actual
Cash and cash equivalents	$2,286
Long-term debt, including current maturities:
Bank Debt	751,250
Total Stockholders’ equity	335,973

Total capitalization	$1,089,509

Ratio (Total capitalization/Net debt)	1.45

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio:
Funded debt as of December 31, 2006	$751,250
Plus: Net cash proceeds from acquisitions and dispositions	—
Less: Cash balance as of December 31, 2006	(2,286)

Net Debt as of December 31, 2006	748,964

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (excludes non-cash stock compensation of $24,447)	103,668

Ratio	7.22